Exhibit 10.2

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (“Agreement”) is entered into as of the 1st day of May, 2020 (“Effective Date”), by and between EASTERN VIRGINIA MEDICAL SCHOOL (“EVMS”) located at P.O. Box 1980 Norfolk, VA 23501-1980, U.S.A., and Veralox Therapeutics, Inc. 4539 Metropolitan Court, Frederick, MD 21704 (“LICENSEE”), with respect to the facts set forth below.

RECITALS

A. EVMS is engaged in fundamental scientific research including research relating to 4-((2- Hydroxy-3-MethoxyBenzyl)Amino) Benzenesulfonamide Derivatives as 12-Lipoxygenase Inhibitors and uses thereof.

B. LICENSEE is engaged in the business of researching, developing, manufacturing and selling products and processes related to modulation of lipoxygenase including the 12-LOX inhibitor ML355 (aka VLX-105) and derivatives thereof.

C. EVMS owns the EVMS Patent Rights (as hereinafter defined) along with co-owners the National Institutes of Health, within the Department of Health and Human Services (“HHS”) through the Office of Technology Transfer (“NIH”), the Regents of the University of California, Santa Cruz (“UCSC”), and Thomas Jefferson University (“TJU”) (collectively “Co-Owners”) and has the exclusive right to grant licenses thereunder.

D. EVMS desires to grant to LICENSEE, and LICENSEE wishes to acquire, an exclusive worldwide license, under the EVMS Patent Rights, to develop, to make, to have made, to use, to import, to export, to sell and/or to offer for sale the Licensed Product (as hereinafter defined).

E. The parties have previously entered into an exclusive license agreement on June 1, 2018 (the “Original Agreement”) regarding the subject matter of this Agreement and now wish to clarify, amend, replace and supersede the Original Agreement in its entirety with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EVMS and LICENSEE (collectively “parties”, individually “party”) hereby agree as follows:

1. Definitions. The following capitalized terms shall have the meaning set forth below. The plural form of the defined terms shall be included within the definitions of the corresponding singular form and vice versa.

1.1 Affiliate. The term “Affiliate” shall mean any corporation, company, partnership, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with LICENSEE. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as used herein shall mean, without limitation, direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the securities or other ownership interests representing the equity, voting stock, general partnership or membership interest of such entity.

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1.2 Change in Control. The term “Change in Control” shall mean the (1) consolidation or merger of LICENSEE with or into any person or entity as a result of which the beneficial owners of the outstanding voting securities or other ownership interests of LICENSEE immediately prior to such transaction have beneficial ownership of less than fifty percent (50%) of the outstanding voting securities or other ownership interests of such surviving person or entity immediately following such transaction, or (2) sale, transfer or other disposition of all or substantially all of the assets of LICENSEE related to this Agreement; or (3) acquisition by any person or entity, or group of persons or entities acting in concert, of beneficial ownership of fifty percent (50%) percent or more (or such lesser percentage that constitutes control) of the outstanding voting securities or other ownership interests of LICENSEE other than through a Financing.

1.3 Combination Product. The term “Combination Product” means a combination or bundle of two or more products or services, at least one of which products or services is a Licensed Product or Licensed Service that has been assigned its own separate stock keeping unit number or reasonable equivalent thereof (used to track such product or service for sales purposes) (a “SKU”) by Licensee, an Affiliate of Licensee or a Sublicensee and at least one of which products or services has been assigned its own and separate SKU but is not a Licensed Product or License Service, which combination or bundle is sold by Licensee, an Affiliate of Licensee or a Sublicensee for a single price under its own separate SKU.

1.4 Confidential Information. The term “Confidential Information” shall mean all non-public or proprietary information disclosed by or on behalf of a party or any of its Affiliates to the other party or any of its Affiliates under this Agreement, without regard to whether such information is marked “confidential” or “proprietary”, or disclosed in oral, written, graphic or electronic form; provided that any non-public or proprietary information disclosed under this Agreement shall not be deemed to be “Confidential Information” if the receiving party can show that such information:

(a) is or was disclosed to the receiving party or any of its Affiliates on a non-confidential basis by a third party that, to the receiving party’s knowledge, is not bound by an obligation of confidentiality to the disclosing party with respect to such information;

(b) is now, or hereafter becomes, through no breach of this Agreement on the part of the receiving party or any of its Affiliates, generally known or available to the public, either before or after it is disclosed to the receiving party by the disclosing party; or

(c) is independently discovered or developed by or on behalf of the receiving party or any of its Affiliates without the use of or reference to any Confidential Information of the disclosing party, as evidenced by contemporaneous written records.

The parties hereby acknowledge that this Agreement and all of the terms and conditions of this Agreement shall be deemed to be the Confidential Information of each party.

1.4 EVMS Patent Rights. The term “EVMS Patent Rights” shall mean patents and patent applications set forth in Exhibit A, and all divisionals and continuations thereof, any corresponding foreign patent applications and any patents, or other equivalent foreign patent rights issuing, granted or registered thereon.

1.5 Field. The term “Field” shall mean all uses.

1.6 Financing. The term “Financing” shall mean a purchase of preferred shares of equity issued by LICENSEE in a bona fide financing transaction in which direct or indirect beneficial ownership of at least fifty percent (50%) of the outstanding voting securities or other ownership interest of LICENSEE.

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1.7 Licensed Product. The term “Licensed Product” shall mean any process or method, material, composition, drug or other product, the manufacture, use or sale of which by LICENSEE or any Affiliate of LICENSEE or Sublicensee would constitute, but for the license granted to LICENSEE herein, an infringement of any claim of any of the EVMS Patent Rights, or unauthorized use of know-how related to the EVMS Patent Rights. (Infringement includes direct, contributory, or inducement to infringe).

1.8 Licensed Service. The term “Licensed Service” shall mean the performance on behalf of a third party by LICENSEE or any Affiliate of LICENSEE or Sublicensee of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to LICENSEE herein, an infringement of a claim of EVMS Patent Rights or unauthorized use of know-how related to the EVMS Patent Rights. (Infringement includes direct, contributory or inducement to infringe).

1.9 Net Sales. The term “Net Sales” shall mean gross sales revenues invoiced (or if no amount is invoiced, the amount actually charged) by LICENSEE or any Affiliate of LICENSEE or Sublicensee from the sale of Licensed Products or Licensed Services to any unrelated third party less (i) normal and customary returns, rebates, chargebacks and allowances for damaged or missing goods, in each case actually allowed, (ii) normal and customary outbound packing, transportation, freight, handling, postage charges or other charges relating to such shipping charges, such as insurance and (iii) sales, excise, value added, turnover, use and other like taxes or customs duties paid or any other governmental charges imposed upon the sale of Licensed Products or Licensed Services. In the event that LICENSEE or any Affiliate of LICENSEE or Sublicensee sells a Licensed Product or Licensed Services as a Combination Product, the Net Sales for purposes of royalty payments shall be determined in accordance with the following paragraph. In the event that consideration in addition to or in lieu of money is received for the sale of any Licensed Product in an arms-length transaction, the fair market value of such consideration (as of the date it is received by LICENSEE) shall be included in the determination of Net Sales Revenue for such sale. To the extent that any Licensed Product is sold in other than an arms-length transaction, Net Sales Revenue for such sale shall be the average sales price of such Licensed Product if sold in an arms-length transaction during the applicable calendar quarter in the jurisdiction in which the non-arms-length transaction occurred. Calculations and determination of royalties payable hereunder shall be made using U.S. generally accepted accounting principles (“GAAP”), consistently applied.

In the event that Licensee undergoes a Change in Control and inventory of Licensed Products is sold as an asset sale as part of such Change in Control, the amount received by Licensee for such sale of inventory of Licensed Products in such Change in Control shall not be deemed to be Net Sales.

For purposes of calculating Net Sales, in the case of Net Sales attributable to a Licensed Product or Licensed Service in any Combination Product that is sold in a particular country, Net Sales thereof shall be determined by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the weighted average sale price of such Licensed Product or Licensed Service in such country if sold separately in such country during the applicable calendar quarter and B is the sum of the weighted average sale prices in such country of the other product/services included in such Combination Product in each case if sold separately in such country during the applicable calendar quarter. In the event that that a Licensed Product, Licensed Service, or any other product/service included in such Combination Product was not sold separately in such country during the applicable calendar quarter, LICENSEE shall propose to EVMS LICENSEE’s best estimate of what the weighted average sales price of such Licensed Product, Licensed Service or any other product/service included in such Combination Product would have been, and LICENSEE shall also provide to EVMS the method of calculating such best estimate, within five (5) days after the end of the applicable calendar quarter. EVMS and LICENSEE shall negotiate in good faith regarding the amount of such weighted average sales price.

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Except as set forth in this paragraph, in no event shall the calculations set forth in the previous paragraph reduce the Net Sales of a Combination Product below fifty percent (50%) of what the Net Sales of each Licensed Product or Licensed Service included in such Combination Product would have been (the “Floor”). In the event that LICENSEE can demonstrate to EVMS’s reasonable satisfaction that the calculation set forth in the previous paragraph would result in the sum of the value of the Net Sales of the Licensed Products or Licensed Services included in a Combination Product being equal to or less than twenty percent (20%) of the Net Sales of such Combination Product (calculated in accordance with previous paragraph) in a country during a calendar quarter, than the Floor shall not apply to such Combination Product in such country during such calendar quarter.

1.10 Patent Challenge. The term “Patent Challenge” shall mean a legal action filed in a court of competent jurisdiction or with the United States Patent Office (or a foreign equivalent) to challenge to the validity, patentability, or enforceability of any EVMS Patent Right or otherwise opposing any EVMS Patent Right during the Term. However, a Patent Challenge will not include any counterclaim, defense or other assertion by LICENSEE, its Affiliates or any Sublicensee in connection with an action filed by EVMS or any Co-Owner against LICENSEE, its Affiliates or any Sublicensee.

1.11 Phase I Clinical Trial. The term “Phase I Clinical Trial” shall mean any human clinical trial (whether including a phase 1a or a phase 1b trial) in any country, the principal purpose of which is a preliminary determination of safety in individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a) or the corresponding regulation in any jurisdiction other than the United States.

1.12 Phase II Clinical Trial. The term “Phase II Clinical Trial” shall mean a clinical trial of a product conducted in humans that would satisfy the requirements of 21 C.F.R. 312.21(b) or the corresponding regulation in any jurisdiction other than the United States.

1.13 Phase III Clinical Trial. The term “Phase III Clinical Trial” shall mean a clinical trial of a product conducted in humans which is performed with the intent to gain evidence, alone or along with other clinical trials, with statistical significance of the efficacy of such product in a target population to form the basis for the filing for approval of a new drug application, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in any jurisdiction other than the United States.

1.14 Reseller. The term “Reseller” shall mean an Affiliate of LICENSEE acting as a representative of LICENSEE for the purpose of selling any Licensed Product and/or Licensed Service. The term “Reseller” may also include a third party reseller acting as a representative of LICENSEE for the purpose of selling any Licensed Product and or Licensed Service on behalf of LICENSEE.

1.15 Sublicensee. The term “Sublicensee” shall mean any person or entity to which LICENSEE has granted a sublicense of the EVMS Patent Rights, and that is not an Affiliate of LICENSEE.

1.16 Sublicense Income. The term “Sublicense Income” shall mean any consideration received by or on behalf of LICENSEE or any of its Affiliates from a Sublicensee in consideration of the grant of (a) a sublicense under any EVMS Patent Right, (b) option to license any EVMS Patent Right or (c) a Change in Control of LICENSEE, other than an asset sale of all or substantially all of the assets of LICENSEE, in which this Agreement or rights to any EVMS Patent Right are obtained by a party other than LICENSEE (in each case, (a), (b) or (c), a “Burdened Transaction”) (including license fees, option fees, distribution fees, fees to maintain license rights, milestone payments, contingent payments or other fees) but excluding from such consideration (w) amounts received as running royalties or other revenue for which EVMS receives a running royalty in accordance with Section 2.3.2, (x) amounts received for the purchase of debt or equity securities of LICENSEE or any of its Affiliates at fair market value; (y) amounts serving as reimbursement for fees due to EVMS pursuant to Section 2.2, for Future Patent Costs, or Past Patent Costs; or (z) amounts paid and used exclusively for research and development of Licensed Products or Licensed Services by LICENSEE or any of its Affiliates whether through research and development agreements, joint ventures, partnerships or collaboration agreements.

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In the event that LICENSEE receives consideration in addition to or in lieu of money in connection with a Burdened Transaction, whether in the form of money, equipment, property, equity, debt financing or any other noncash consideration, other than sales-generating royalty payments due to EVMS as a running royalty on Net Sales, the parties will negotiate in good faith to determine the fair market value of such noncash consideration within ninety (90) days after receipt, and LICENSEE will pay EVMS such amount by the end of such ninety (90) day period, provided that such valuation is amicably reached. Otherwise, the parties will submit the matter to an impartial third party arbitrator for a final and non-appealable decision regarding such valuation.

1.17 Territory. The term “Territory” shall mean worldwide.

1.18 Valid Claim. The term “Valid Claim” shall mean a claim of any (i) issued and unexpired letters patent, or (ii) pending patent application included in any EVMS Patent Right, that (a) has not been pending for more than seven (7) years and (b) has not been revoked, abandoned or held invalid, unallowable, unpatentable or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and that is not specifically disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. License Terms and Conditions.

2.1 Grant of License. Subject to the terms of this Agreement, EVMS hereby grants to LICENSEE an exclusive license (with the right to sublicense to LICENSEE Affiliates and Resellers pursuant to Section 2.7) under the EVMS Patent Rights to make, have made, use, import, offer for sale and/or sell Licensed Products and/or to provide Licensed Services in the Territory.

2.1.1 The EVMS Patent Rights are governed by an Inter-Institutional Agreement signed on or about October 29, 2014 (“IIA”), a copy of which is attached as Exhibit B. Accordingly, the rights and obligations of this Agreement, as applied to EVMS Patent Rights shall be governed by and subject to the terms of the IIA. EVMS may share all confidential information submitted by LICENSEE with the Co-Owners on a confidential basis to enable the Co-Owners to verify compliance. In addition, the grant set forth in Section 2.1 is subject to (a) rights retained by the United States Government in accordance with 35 U.S.C. 200-205 and P.L. 96-517, as amended by P.L. 98-620, (b) the retained right of EVMS to make, have made, provide and use for non-commercial purposes any Licensed Product or Licensed Service, including the ability to distribute any biological material covered under EVMS Patent Rights for nonprofit academic research use to non-profit entities as is customary in the scientific community with prior notice to LICENSEE and (c) the rights retained by Co-Owners set forth in this Agreement.

2.1.2 In the event that EVMS develops any improvement to know-how claimed by an EVMS Patent Right in the Field, such improved invention shall be disclosed to LICENSEE but shall remain the property of EVMS. LICENSEE may elect, by written notice, within sixty (60) days after receiving notification from EVMS, to negotiate, at its option, a license to such know-how at such time.

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2.1.3 In addition, should there exist, as of the Effective Date, patent applications and/or patents owned exclusively by EVMS and known to the Director of Technology Transfer of EVMS, other than those set forth in Exhibit A, to cover the developing, making, using, importing, exporting and/or selling of any Licensed Product or Licensed Service, LICENSEE may elect to acquire, at its option, a license to such patent applications or patents, such license to be consistent with the terms hereof. EVMS shall provide written notice of such patent applications and/or patents and such option must be exercised by written notice within ninety (90) days after LICENSEE receives notification from EVMS.

2.2 License Fees.

2.2.1 License Fee. LICENSEE shall pay to EVMS a nonrefundable, non-creditable license fee in the sum of fifty thousand U.S. Dollars ($50,000) according to the following schedule:

(a)	One thousand U.S. Dollars ($1,000) within thirty (30) days following the Effective Date;

(b)	Ten thousand U.S. Dollars ($10,000) within five (5) days of the date LICENSEE raises one million dollars ($1,000,000) in the form of equity or the second (2nd) anniversary of the Effective Date, whichever comes first; and

(c)	Thirty-Nine thousand U.S. Dollars ($39,000) within five (5) days of the date LICENSEE raises two million U.S. Dollars ($2,000,000) in the form of equity or the third (3rd) anniversary of the Effective Date, whichever comes first.

2.2.2 Milestone Payment Fees. LICENSEE shall pay to EVMS milestone payments as set forth below for the first Licensed Product or Licensed Service developed by LICENSEE or any Affiliate of Licensee or Sublicensee within thirty (30) days of achieving each of the following milestones:

(a)	Twenty-five thousand U.S. Dollars ($25,000) upon first dosing of the first patient in a Phase I Clinical Trial at a site other than EVMS (“Phase 1 First Dose”); and

(b)	Fifty thousand U.S. Dollars ($50,000) upon first dosing of the first patient in a Phase II Clinical Trial at a site other than EVMS (“Phase 2 First Dose”); and

(c)	Seventy-Five thousand U.S. Dollars ($75,000) upon first dosing of the first patient in a Phase III Clinical Trial at a site other than EVMS (“Phase III First Dose”); and

(d)	One hundred thousand U.S. Dollars ($100,000) upon receipt of regulatory approval to market a Licensed Product in Japan or the European Union (“Regulatory Approval – JP or EUR”); and

(e)	Two hundred thousand U.S. Dollars ($200,000) upon receipt of regulatory approval to market a Licensed Product in the United States (“Regulatory Approval – US”).

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2.2.3 Milestone Payment Deadlines. In the event that LICENSEE has not achieved a milestone set forth in Section 2.2.2 prior to the date set forth below, such milestone shall automatically become payable on the beginning date of each quarter as set forth below for such milestone.

Milestone	Payment (from Section 2.2.2)	Due Date
Phase 1 First Dose	$25,000.00	Second quarter of the year 2020
Phase 2 First Dose	$50,000.00	Third quarter of the year 2021
Phase 3 First Dose	$75,000.00	Fourth quarter of the year 2023
Regulatory Approval – JP or EUR	$100,000.00	2027
Regulatory Approval – US	$200,000.00	2028

2.3 Royalties.

2.3.1 Royalty. LICENSEE shall pay to EVMS a running royalty for each Licensed Product sold, and for each Licensed Service provided, by LICENSEE or any Affiliate or Sublicensee, based on the royalty set forth below on Net Sales.

Aggregate Net Sales for each Licensed Product or Licensed Service	Royalty rate
On the portion of worldwide Net Sales less than or equal to two hundred million U.S. Dollars ($200,000,000).	2%
On the portion of worldwide Net Sales greater than two hundred million U.S. Dollars ($200,000,000).	3%

2.3.2 Minimum Annual Royalty. Regardless of the commercialization status of any Licensed Product or Licensed Service, in order to maintain the license granted hereunder in force, LICENSEE shall pay to EVMS each year a minimum annual royalty within thirty (30) days of each anniversary of the Effective Date of this Agreement, beginning with the fifth (5th) anniversary (running royalties accrued and paid to EVMS during the one year period preceding an anniversary of the Effective Date shall be credited against the minimum annual royalties due on that anniversary date). Any percentage royalties earned and paid to EVMS pursuant to Section 2.3.1 for any one (1) year period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such one (1) year period shall be payable to EVMS within ninety (90) days after the last day of such one (1) year period.

Anniversary of the Effective Date	Minimum Annual Royalty owed
5	$10,000
6	$20,000
7	$30,000
8	$40,000
9+	$50,000

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2.3.3 Consequences of a Patent Challenge. In the event that (a)(i) LICENSEE or any of its Affiliates brings a Patent Challenge against EVMS or any Co-Owner; or (ii) LICENSEE or any of its Affiliates assists another party in bringing a Patent Challenge against EVMS or any Co-Owner (except as required by court order or subpoena) and (b) EVMS does not exercise its right to terminate this Agreement, then the running royalties due hereunder shall be doubled for the remainder of the term of the Agreement, except as set forth in Section 8.6.3. In the event that such a Patent Challenge is successful, LICENSEE will have no right to recoup any royalties paid during the period of challenge. In the event that a Patent Challenge is unsuccessful, LICENSEE shall reimburse EVMS and each Co-Owner for all reasonable legal fees and expenses incurred in its defense against such Patent Challenge.

2.4 Quarterly Payments. With regard to Net Sales made by LICENSEE, any of its Affiliates or any of its or their Resellers, royalties shall be payable by LICENSEE quarterly, within thirty (30) days after the end of each quarter ending on March 31, June 30, September 30 and December 31, based on the Net Sales during such quarter, commencing with the quarter in which the first commercial sale of any Licensed Product or Licensed Service is made in any country.

2.5 Royalty Obligations. LICENSEE shall be solely responsible for payment of royalties incurred by LICENSEE, any of its Affiliates or any of its or their Resellers. All payments hereunder shall be made by check or wire transfer to such bank and account as EVMS may from time to time designate in writing to LICENSEE. All payments shall be made in U.S. Dollars. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day (defined as a day on which banks are not required or permitted to be closed for business in Gaithersburg, Maryland and Norfolk, Virginia, USA), then such payment shall be made on the immediately succeeding Business Day. Payments hereunder shall be considered to be made as of the day on which they are received at EVMS’ designated bank.

2.6 One Royalty. Only one earned royalty shall be paid on a given Licensed Product and/or Licensed Service even if such Licensed Product and/or Licensed Service is sold by LICENSEE, any of its Affiliates or any of its or their Resellers and sold to a third party. Where a resale has actually occurred by LICENSEE, its Affiliate, or their Reseller, the subsequent sale of such Licensed Product and/or Licensed Service shall be deemed Net Sales.

2.7 Sublicense. Subject to the terms of this Agreement, LICENSEE may grant sublicenses during the Term in the Field of use to Sublicensees within the Territory by entering into a written sublicense agreement that is signed by and binding on the Sublicensee. LICENSEE shall pay to EVMS the percentage set forth below multiplied by Sublicense Income.

Percentage	Sublicense
10%	In respect of any Burdened Transaction entered into by LICENSEE with any Sublicensee prior to the first commercial sale of any Licensed Product or Licensed Service for which Net Sales are calculated.
5%	Sublicenses granted by LICENSEE to any Sublicensee after first commercial sale of any Licensed Product or Licensed Service for which Net Sales are calculated.

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LICENSEE may also grant sublicenses during the Term in the Field to any of its Affiliates or any of its or their Resellers without the prior authorization of EVMS, with respect to the development, manufacture, importation, exportation, sale or offer for sale of any Licensed Product or any Licensed Service. In order to meet its Commercial Development Obligations under Section 4.1, LICENSEE may also grant non-royalty bearing sublicenses without prior authorization of EVMS during the Term in the Field to research collaborators, contract research organizations, and contractors with respect to the development and manufacture for any Licensed Product or Licensed Service (“Development Sublicenses”). LICENSEE shall not pay any additional royalty or other payment to EVMS with respect to Development Sublicenses. Any such sublicense shall be in writing, and a copy such sublicense shall be provided to EVMS within thirty (30) days of its execution by LICENSEE. Such sublicense shall make express reference to this Agreement and shall incorporate by reference, in all respects, all the restrictions, exceptions, obligations, reports, termination provisions and other provisions of this Agreement, including provisions regarding Patent Challenges and disclosure of any such sublicense agreement to EVMS and each Co-Owner. LICENSEE shall pay EVMS fees on all Net Sales of such Sublicensees in accordance with this Section 2, the same as if such Net Sales had been made by LICENSEE by itself.

2.8 Duration of Royalty Obligations. The royalty obligations of LICENSEE as to Licensed Product and/or Licensed Service shall terminate on a country-by-country basis concurrently with the expiration of the last to expire Valid Claim of the EVMS Patent Rights which covers the making, use, import, export and/or sale of Licensed Product or Licensed Service, thereafter LICENSEE shall have no obligation to make any payment to EVMS, including the fees and royalties set forth in Section 2.

2.9 Change in Control Payments. In the event of a Change in Control, LICENSEE shall pay to EVMS one percent (1%) of the consideration received by LICENSEE within ten (10) days after the closing of such Change in Control; provided that if any such consideration is deemed to be Sublicense Income, no payment pursuant to this Section 2.9 will be due on such Sublicense Income. To the extent possible, such consideration shall be in the form in which LICENSEE receives such consideration from the person or entity that acquired control of LICENSEE through such Change in Control. For example, but without limitation, in the event that LICENSEE receives stock of an acquirer in connection with a Change in Control, LICENSEE shall assign one percent (1%) of the stock of such acquirer to EVMS. However, in the event that applicable law would not permit the transfer of such consideration to EVMS (for example, but without limitation, if the acquirer is a private company with unregistered securities that cannot be lawfully transferred to EVMS and such unregistered securities form a portion of the consideration paid to LICENSEE in connection with the applicable Change in Control), LICENSEE shall (a) calculate the value of such consideration; (b) provide information used by LICENSEE to calculate such valuation to EVMS; and (c) pay one percent (1%) of the value of such consideration in U.S. Dollars to EVMS. In the event that EVMS does not agree with the calculation provided by LICENSEE in such an instance, the Parties shall promptly meet and discuss LICENSEE’s basis for such calculation.

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2.10 Reports. LICENSEE shall furnish to EVMS at the same time as each royalty payment is made by LICENSEE under Section 2.3, a written report, in English, of calculated Net Sales and the royalty due and payable thereon, in sufficient detail to permit EVMS to determine how Net Sales have been calculated as permitted under Section 1.7, on a product-by-product and country-by-country basis, for the quarter upon which the royalty payment is based.

2.11 Records. LICENSEE shall keep, and cause its Affiliates, Resellers and Sublicensees to keep, full, complete and accurate records and accounts of all sales of any Licensed Product and/or the Licensed Service in sufficient detail to enable the royalties payable on the Net Sales of each Licensed Product and/or each Licensed Service to be determined. EVMS shall have the right to appoint an independent certified public accounting firm to audit, on reasonable advance notice and during regular business hours of LICENSEE, its Affiliates, their Resellers or Sublicensees, the records of LICENSEE, its Affiliates, their Resellers or Sublicensees as EVMS may deem necessary to verify the royalties paid and/or payable pursuant to this Agreement. LICENSEE shall pay to EVMS an amount equal to any additional royalties to which EVMS is entitled as disclosed by the audit, plus interest thereon at the rate of one percent (1%) per month, or the maximum rate allowed by applicable law, if lower. Such interest shall accrue on the balance of unpaid or underpaid amounts outstanding from the date on which portions of such amounts become due and owing until payment thereof in full. Such audit shall be at EVMS’ expense; provided, however, that if the audit discloses that EVMS was (1) not paid any royalties with respect to any Licensed Product and/or any Licensed Service in respect of which LICENSEE made Net Sales in a calendar quarter, or (2) underpaid royalties with respect to any Licensed Product and/or any Licensed Service by at least five percent (5%) for any quarter, then LICENSEE shall reimburse EVMS for any such audit costs. The accounting firm shall disclose to EVMS only information relating to the accuracy of the royalty payments. LICENSEE, its Affiliates, their Resellers and Sublicensees shall preserve and maintain, and shall cause its Affiliates, Resellers and Sublicensees to preserve and maintain, all such records required for audit for a period of seven (7) years after the year to which the records apply, provided that if a dispute arises respecting royalty obligations in any year period under this Agreement, LICENSEE shall continue to preserve and maintain, and shall cause its Affiliates and Resellers to preserve and maintain, all such records until such time as such dispute is resolved. Absent a dispute between the parties, EVMS’ right to audit previously unaudited records with respect to a particular year shall terminate seven (7) years after the end of any such year.

No part of any amount payable to EVMS hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which LICENSEE might have against EVMS, any other party, or otherwise.

2.12 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to EVMS in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal (International Edition) for the last business day of the quarter in which the royalties are payable. LICENSEE shall pay any fees or costs associated with such currency conversion.

2.13 Foreign Taxes. Unless otherwise set forth in this Agreement, taxes now or hereafter imposed with respect to the transactions contemplated under this Agreement shall be the responsibility of the party upon which such taxes are imposed or levied. Any tax required to be withheld by LICENSEE under the laws of any foreign country for the accounts of EVMS shall be promptly paid by LICENSEE for and on behalf of EVMS to the appropriate governmental authority, and LICENSEE shall furnish EVMS with proof of payment of such tax, together with official or other appropriate evidence issued by the applicable governmental authority. Any such tax actually paid by LICENSEE for or on behalf of EVMS shall be deducted from the fees and royalty payments due hereunder.

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2.14 Suspension of the Payment of Running Royalties. If and so far as an issued and unexpired letter patent of any EVMS Patent Rights over any Licensed Product or Licensed Service are ruled invalid by a court of competent jurisdiction and an appeal therefrom is taken by EVMS, and provided that no other Valid Claim of any EVMS Patent Rights covers such Licensed Product or Licensed Service in any country, LICENSEE may, in the country concerned, suspend the payment of the running royalty set forth in Section 2.3; provided, however, that LICENSEE shall pay such running royalty retroactively (together with interest at the rate of the prime rate according to Citibank, Manhattan, with the interest accruing from the moment that such payment is suspended) if and when such ruling of invalidity is successfully appealed by EVMS.

2.15 Total Consideration. The fees described in this Section 2 are the total consideration for the grant and continuation of the license hereunder, and EVMS shall have no obligation to return any portion of such fees notwithstanding any failure by LICENSEE to develop any Licensed Product and/or any Licensed Service or market any Licensed Product and/or any Licensed Service commercially.

3. Patent Matters.

3.1 Patent Prosecution and Maintenance.

(a)	EVMS and LICENSEE agree that commencing on May 1, 2020 (the “Transition Date”), EVMS shall transfer to LICENSEE, and LICENSEE shall have the sole and exclusive right to direct and control the preparation, filing, prosecution and maintenance of any United States and foreign patents, patent applications, and all divisionals, continuations, reissues and/or reexaminations thereof, arising from the EVMS Patent Rights (including any Post Grant Reviews, Inter Parte Reviews, interferences, foreign oppositions, nullification actions and the same nature of any action in the Territory) (collectively, the “Prosecution and Maintenance Rights”). LICENSEE shall exercise the Prosecution and Maintenance Rights at its sole cost and expense using reasonable care and skill.

(b)	LICENSEE shall provide EVMS with a copy of all patent application filings, amendments thereto, and other related correspondence to and from patent offices.

(c)	EVMS and LICENSEE covenant and agree to cooperate with each other and provide, execute and deliver any and all information, documents and other instruments as shall be necessary, proper or convenient to direct and control the Prosecution and Maintenance rights, including, without limitation, any powers of attorney from EVMS to LICENSEE and its agents and attorneys to allow LICENSEE to exercise the Prosecution and Maintenance Rights as well as provide any documents, data, signatures or other information needed for accomplishing such Prosecution and Maintenance hereinafter. As EVMS retains ownership of the EVMS Patent Rights, EVMS shall promptly inform LICENSEE in the event EVMS is notified of any event involving the EVMS Patent Rights, but in any event within 30 days.

(d)	LICENSEE shall provide EVMS notice of its intention to allow any patents or patent applications to go abandoned whether passively or intentionally at least sixty (60) days in advance of any final deadlines in such cases. In the event that LICENSEE informs EVMS that it no longer desires to direct and control the Prosecution and Maintenance Rights, then the Prosecution and Maintenance Rights shall revert to EVMS. LICENSEE covenants and agrees to cooperate with EVMS and provide, execute and deliver any and all information, documents and other instruments as shall be necessary, proper or convenient to effectuate such reversion, including, without limitation, any powers of attorney from LICENSEE to EVMS to allow EVMS to again exercise the Prosecution and Maintenance Rights. Any cases that LICENSEE cedes control of the Prosecution and Maintenance Rights to EVMS shall no longer be included as part of the EVMS Patent Rights licensed herein.

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(e)	Without limiting any other provision in this Section 3.1, for so long as LICENSEE controls the Prosecution and Maintenance Rights, EVMS shall not incur Future Patent Costs (as defined in Section 3.3) after the Transition Date and LICENSEE shall have no liability for any costs and expenses incurred by EVMS after the Transition Date.

3.2 Information to LICENSEE. EVMS shall keep LICENSEE informed of any development with regard to the EVMS Patent Rights that affects LICENSEE’s obligation to pay consideration under this Agreement without delay but in any event within at least thirty (30) days of such development. In the event that EVMS’ notice of such development occurs after LICENSEE pays consideration under this Agreement, EVMS will refund any overpayment to LICENSEE within sixty (60) days of written notification by LICENSEE upon EVMS’ review and agreement with LICENSEE’s recalculations.

3.3 Patent Costs. LICENSEE acknowledges and agrees that EVMS does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for LICENSEE’s assumption of patent costs and expenses as described herein. LICENSEE shall pay for all costs associated with the preparation, filing, maintenance and prosecution of EVMS Patent Rights after February 28, 2018 (“Future Patent Costs”). Future Patent Costs shall be due within thirty (30) days of LICENSEE raising a total of one million dollars ($1,000,000) in equity financing, and shall continue to be due within thirty (30) days after each month in which Future Patent Costs are incurred. LICENSEE shall reimburse EVMS the amount of two hundred fifty five thousand eight hundred ninety four dollars and eighty four cents ($255,894.84) for the reasonable costs associated with preparing, filing, maintaining and prosecuting EVMS Patent Rights prior to the Effective Date (“Past Patent Costs”). Payment of Past Patent Costs shall be due within thirty (30) days of LICENSEE raising a total of two million dollars ($2,000,000) in equity financing or three (3) years after the Effective Date, whichever comes first, at which time LICENSEE shall pay ten thousand dollars ($10,000) per calendar quarter until all Past Patent Costs have been paid. In the event that LICENSEE elects to discontinue filing, prosecution and/or maintenance of any patent application and/or patent within EVMS Patent Rights, any such patent application or patent shall be excluded from the definition of EVMS Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to EVMS and may be freely licensed by EVMS. LICENSEE shall give EVMS at least sixty (60) days prior written notice of such election. No such notice shall have any effect on Licensee’s obligations to pay expenses incurred up to the effective date of such election.

3.4 Ownership. The EVMS Patent Rights shall be owned by EVMS (and any Co-Owner). LICENSEE shall have no right under, or interest in or to, any patents or patent applications within the EVMS Patent Rights not expressly granted under this Agreement, by implication or otherwise. EVMS shall be responsible for compensating Co-Owners for their co-ownership interests in the EVMS Patent Rights.

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3.5 Patent Enforcement and Prosecution and Defense of Infringement.

3.5.1 In the event that LICENSEE shall learn of any infringement of any EVMS Patent Rights, LICENSEE shall notify EVMS in writing and shall provide EVMS with all available evidence of such infringement. If LICENSEE elects to seek to eliminate such infringement prior to any litigation, LICENSEE will use commercially reasonable efforts to eliminate the infringement without litigation. If LICENSEE’s efforts to eliminate the infringement without litigation are not successful in eliminating the infringement within ninety (90) days of the infringing party having been formally notified of the infringement by LICENSEE, LICENSEE shall have the first right to enforce any patent within the EVMS Patent Rights and the Field against such infringement. If LICENSEE elects not to eliminate such infringement prior to litigation, within sixty (60) days after becoming aware of such infringement, LICENSEE shall notify EVMS and EVMS shall have the first right to enforce against such infringement until the date that is one hundred twenty (120) days after EVMS’s receipt of such notice. If, within one hundred twenty (120) days after EVMS’s receipt of such notice, EVMS has not successfully eliminated the infringement or commenced litigation seeking to eliminate the infringement, LICENSEE and EVMS will discuss the appropriate manner in which to address such infringement.

3.5.2 Each Co-Owner retains the right to join any such suit brought by LICENSEE. LICENSEE shall reimburse each Co-Owner and EVMS for reasonable costs, expenses or fees that such party incurs in connection with any such suit, including reasonable costs incurred in opposing any joinder action. EVMS shall reasonably cooperate in any such litigation at LICENSEE’s expense. If at any time during the term of this Agreement, LICENSEE’s rights with respect to the EVMS Patent Rights are terminated, EVMS shall have the right to take whatever action EVMS deems appropriate to obtain or maintain the corresponding patent protection at its own expense. LICENSEE may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of EVMS, which consent shall not be unreasonably withheld. EVMS shall permit any action to be brought in its name if required by law to institute or maintain such action and shall use reasonable efforts to request Co-Owners to join such action, and LICENSEE shall hold EVMS and each Co-Owner harmless from any costs or expenses or liability respecting any such infringement or charge of infringement. Except as set forth herein, LICENSEE shall not join any Co-Owner or EVMS in any action by LICENSEE absent such Co-Owner’s or EVMS’ written consent, such consent not to be unreasonably withheld. EVMS agrees to provide reasonable assistance of a technical nature which LICENSEE may require in any litigation arising in accordance with the provisions of this Section 3.5 for which LICENSEE shall pay to EVMS a reasonable hourly rate of compensation. In the event that LICENSEE fails to prosecute any such infringement, LICENSEE shall promptly notify EVMS in writing and EVMS shall have the right to prosecute such infringement on its own behalf.

3.6 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 3.5 shall first be used to reimburse EVMS, the Co-Owners and LICENSEE for the costs and expenses incurred in such action, and any remainder will be allocated between EVMS and LICENSEE as follows: fifteen percent (15%) to EVMS and eighty five percent (85%) to LICENSEE. If LICENSEE fails to prosecute any such action to completion, then any damages or other recovery, net of the parties’ costs and expenses incurred in such infringement action, shall be the sole property of EVMS.

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4. Obligations Related to Commercialization.

4.1 Commercial Development Obligation. In order to maintain the license granted hereunder in force, LICENSEE shall use commercially reasonable and diligent efforts to develop and to introduce Licensed Product(s) and Licensed Service(s) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, LICENSEE shall use commercially reasonable efforts to keep Licensed Product(s) and Licensed Service(s) reasonably available to the public. LICENSEE shall also exercise commercially reasonable efforts to develop Licensed Product(s) suitable for different indications within the Field, so that EVMS Patent Rights can be commercialized as broadly and as speedily as good scientific and business judgment would deem possible, unless unreasonable. In addition, LICENSEE shall provide to EVMS within two (2) months after the Effective Date a confidential written development plan setting forth LICENSEE’s initial development strategy. Such development plan is subject to EVMS’ approval, such approval not to be unreasonably withheld. LICENSEE shall keep EVMS generally informed as to LICENSEE’s progress in such development, production and sale, including its efforts, if any, to sublicense EVMS Patent Rights, and LICENSEE shall deliver to EVMS a quarterly written report and such other reports as EVMS may reasonably request. The parties acknowledge and agree that achievement of the milestones set forth in the table set forth immediately below on or before the dates set forth therein shall be evidence of compliance by LICENSEE with its commercial development obligations hereunder for the time periods set forth in such table. In the event that EVMS has a reasonable basis to believe that LICENSEE is not using reasonable efforts and due diligence as required hereunder, upon notice by EVMS to LICENSEE which specifies the basis for such belief, EVMS and LICENSEE shall negotiate in good faith to attempt to mutually resolve the issue. In the event that EVMS and LICENSEE cannot agree upon any matter related to LICENSEE’s commercial development obligations, the parties agree to utilize mediation pursuant to Section 10.2 hereof in order to resolve the matter. If in mediation it is determined that LICENSEE has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the mediation decision, EVMS may terminate LICENSEE’s rights set forth in this Agreement.

Event	Date
Equity or financing event (e.g., Series A financing)	The second quarter of 2019
Initiation of IND enabling studies	The second quarter of 2019
Submission of investigational new drug application	The fourth quarter of 2020
Initiation of clinical study for safety or efficacy	The first quarter of 2021

EVMS agrees that LICENSEE will be deemed to be using reasonable efforts and due diligence as required hereunder unless LICENSEE fails to invest at least $750,000 per twelve month period (measured on a rolling twelve month basis) towards the research, development and commercialization of the Licensed Product(s) (the “Funding Condition”). Starting with the fourth quarter of 2020 and for every calendar quarter thereafter, LICENSEE shall provide EVMS with evidence to demonstrate that it is complying with the Funding Condition.

4.2 Governmental Approvals and Marketing of Licensed Products. LICENSEE shall be responsible for obtaining all necessary governmental approvals, authorizations and/or licenses for the development, production, distribution, import, re-import, export, re-export, sale and use of any Licensed Product and/or any Licensed Service, at LICENSEE’s expense, including any safety studies. LICENSEE shall have sole responsibility for any warning labels, packaging and instructions as to the use of the Licensed Product and/or the Licensed Service and for the quality control for any Licensed Product and/or any Licensed Service.

4.3 Indemnity. LICENSEE hereby agrees to indemnify, defend and hold harmless EVMS, each Co-Owner and any parent, subsidiary or other affiliated entity thereof, and the respective trustees, officers, employees, scientists and agents of any of them from and against any liability or expense arising from any product liability claim as to development, manufacture, use, import, export and sale of any Licensed Product and/or any Licensed Service or any claims arising from the use of any EVMS Patent Right by LICENSEE, its Affiliates and/or their Resellers or Sublicensees pursuant to this Agreement. Prior to any sale or use by LICENSEE in humans of a Licensed Product or Licensed Service (including use for a clinical trial), LICENSEE at its sole cost shall obtain and thereafter until six (6) years after such Licensed Product or Licensed Service is last sold by LICENSEE, maintain reasonable general commercial and product liability coverage for each Licensed Product and Licensed Service in an amount not less than five million U.S. Dollars ($5,000,000) naming EVMS as an additional insured. LICENSEE shall deliver to EVMS a certificate of insurance evidencing such coverage.

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4.4 Patent Marking. To the extent required by applicable law(s) or regulation(s), LICENSEE shall mark all Licensed Products or their containers in accordance with applicable patent marking law(s) and regulation(s).

4.5 No Use of Name. The use of the name “EASTERN VIRGINIA MEDICAL SCHOOL”, “EVMS”, or any variation thereof, or of the name of any parent, subsidiary or other affiliated entity of EVMS, or of the name of any trustees, officers, employees, scientists or agents of EVMS, in connection with the advertising or sale of the Licensed Product and/or the Licensed Combination Service by LICENSEE, its Affiliates or their Resellers or Sublicensees is expressly prohibited; provided, however, that LICENSEE, its Affiliates or their Resellers or Sublicensees may use the name “EASTERN VIRGINIA MEDICAL SCHOOL” or “EVMS” in connection with the advertising or sale of Licensed Product in a particular country(ies) to the extent such use of the EVMS name is required by the applicable law(s) or regulation(s) in such country(ies) of the Territory.

4.6 U.S. Manufacture. To the extent required by applicable United States laws, LICENSEE agrees that Licensed Products will be substantially manufactured in the United States or its territories, subject to such waivers as may be obtained from the National Institutes of Health.

4.7 Foreign Registration. LICENSEE agrees to register this Agreement with any foreign governmental agency that requires such registration, if any, and LICENSEE shall pay all costs and legal fees in connection therewith. In this case, EVMS shall reasonably cooperate with LICENSEE to effect any such registration, at LICENSEE’s cost.

4.8 Packaging. LICENSEE agrees to provide EVMS four (4) inert samples of each Licensed Product, as covered by EVMS Patent Rights, or their packaging, for educational and display purposes.

5. Representation and Warranty. EVMS hereby represents and warrants to LICENSEE that:

(a)	EVMS has full right and power to enter into this Agreement; and

(b)	to the best knowledge of EVMS, EVMS is not in a possession of any information which would render any Valid Claim of any EVMS Patent Rights invalid and/or unenforceable; and to the knowledge of EVMS with no duty of inquiry, EVMS and the Co-Owners own all right, title and interest in and to the EVMS Patent Rights. The maximum liability of EVMS for any breach of this Section 5 is equal to amounts actually received by EVMS from LICENSEE in accordance with Section 2 during the first seven (7) years after the Effective Date multiplied by twenty five percent (25%), except in the case of fraud by EVMS.

(c)	EVMS MAKES NO OTHER WARRANTIES CONCERNING THE EVMS PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO EVMS PATENTS, ANY LICENSED PRODUCT OR ANY LICENSED SERVICE. EVMS MAKES NO WARRANTY OR REPRESENTATION THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING EVMS PATENT RIGHTS COVERED BY THIS AGREEMENT.

6. Interests in Intellectual Property Rights.

6.1 Preservation of Title. EVMS, together with the Co-Owners, shall retain full ownership and title to EVMS Patent Rights licensed hereunder. This Section 6.1 shall not be understood to obligate the Co-Owners.

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6.2 Royalty-free License to Improvements. LICENSEE hereby grants to EVMS an non-exclusive, royalty-free license to any improvement to any EVMS Patent Rights developed by LICENSEE or on behalf of LICENSEE, to use for its own non-commercial research purposes or grant to other nonprofit institutions for their non-commercial research purposes. This Section 6.2 will not require LICENSEE, and LICENSEE has no obligation, to disclose any improvement or otherwise provide any data or other information to EVMS about or related to any such improvement.

6.3 Governmental Interest. LICENSEE and EVMS acknowledge that EVMS has received, and expects to continue to receive, funding from the United States Government in support of EVMS’ research activities. LICENSEE and EVMS acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to EVMS’ obligations to and the rights of the United States Government, which arise or result from EVMS’ receipt of research support from the United States Government, including the grant by EVMS to the United States Government of a non-exclusive, irrevocable, royalty-free license to EVMS Patent Rights licensed hereunder by or on behalf of the United States Government or any foreign government or international organization pursuant to any existing or future treaty or agreement to which the United States Government is a signatory, including when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by Federal regulations.

6.4 Reservation of Rights. EVMS, on behalf of itself and each Co-Owner, reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any noncommercial research purposes any EVMS Patent Rights licensed hereunder, without EVMS, a Co-Owner or such other institutions being obligated to pay LICENSEE any royalties or other compensation.

7. Confidentiality and Publication.

7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. However, EVMS may disclose this Agreement to each of the Co-Owners.

7.2 Publications. LICENSEE agrees that EVMS shall have a right to publish in accordance with its general policies. However, prior to such publication, EVMS shall submit to LICENSEE copies of proposed publications which contain subject matter relating to intellectual property licensed hereunder or to a Licensed Product, and afford LICENSEE thirty (30) days to review the publication(s). Upon timely written request by LICENSEE, EVMS shall further delay any such publication until the preparation and filing of a patent application pursuant to Section 3.1, which delay shall not exceed sixty (60) days.

7.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

8. Term and Termination.

8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted and obligations incurred hereunder, shall come into force as from the Effective Date and continue to be effective until the expiration date of the last to expire of the EVMS Patent Rights, on a country-by-country basis, after which the licenses granted hereunder shall be fully paid, perpetual and irrevocable.

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8.2 Termination Upon Default. The following event shall constitute an event of default hereunder the failure of a party to perform any material obligation required of it to be performed hereunder, where such party fails to cure such failure to the satisfaction of the other party within sixty (60) days (or in the case of non-payment within fifteen (15) days) after receipt of written notice from the other party specifying in reasonable detail the nature of such failure; provided that if LICENSEE makes more than three (3) payments during any two (2) year period, or a total of fifteen (15) payments hereunder, more than five (5) business days late, EVMS will not be obligated to permit LICENSEE to cure such failure. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of termination, such termination to be effective upon the date set forth in such notice.

Such termination rights shall be in addition to and not in substitution for any other remedy that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement including liability for any payments owed by either party. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by either party giving written notice of termination to the other party upon the filing of bankruptcy or bankruptcy of the other party or the appointment of a receiver of any of the other party’s assets, or the making by the other party of any assignment for the benefit of creditors, or the institution of any proceedings against the other party under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

8.4 License Status in Bankruptcy. This Agreement shall constitute an executory contract under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”). All rights and licenses granted pursuant to this Agreement are, and shall be deemed to be, licenses of and rights to “intellectual property” as that term is defined in Section 101(35A), and used in Section 365, of the Bankruptcy Code. The parties agree that (i) LICENSEE, as licensee under this Agreement, shall possess and may fully exercise all of its rights, remedies and elections afforded by and under the Bankruptcy Code, and (ii) EVMS, as licensor under this Agreement, shall possess and may fully exercise all of its rights, remedies and elections afforded by and under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy case by or against EVMS under the Bankruptcy Code, LICENSEE shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including a complete duplicate of (or complete access to, as appropriate) any such intellectual property referred to above in subsection (a) and all embodiments of such intellectual property upon written request therefor by LICENSEE.

8.5 Termination by LICENSEE.

8.5.1 Termination by LICENSEE with Cause. In case LICENSEE discontinues or suspends the development, manufacture, import, export, use and/or sale of any Licensed Product or any Licensed Service for any reason, including the reason that LICENSEE cannot obtain a license under reasonable terms and conditions for any patents or other intellectual property rights of a third party or parties which is necessary for LICENSEE to develop, make, use, import, export and/or sell such Licensed Product and/or such Licensed Service, or, the reason that it is, in LICENSEE’s judgment, no longer a profitable business for LICENSEE to develop, manufacture, import, export, use and/or sell the Licensed Product and/or the Licensed Service, LICENSEE may, without paying any compensation or indemnification whatsoever to EVMS, forthwith terminate this Agreement with at least ninety (90) days’ prior written notice to EVMS describing the termination date; provided that termination by LICENSEE under this Section shall not relieve LICENSEE of its obligation to pay to EVMS any monies accrued prior to the date of termination, which shall be payable to EVMS within thirty (30) days after the termination date. In the event that LICENSEE terminates under this Section 8.5.1, LICENSEE shall send a written report providing the same information required in accordance with Section 2.9 together with the above- mentioned payment.

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8.5.2 Termination by LICENSEE Without Cause. In the event that LICENSEE determines for or without any reason that the license granted hereunder is no longer necessary (except for the cases pursuant to Section 8.5.1), LICENSEE may terminate this Agreement with at least ninety (90) days’ prior written notice to EVMS setting forth the termination date. LICENSEE’s termination under this Section 8.5.2 shall require that LICENSEE pay any monies accrued prior to the date of termination by the date of termination and LICENSEE shall send a written report providing the same information required in accordance with Section 2.9 together with the above-mentioned payment. Any payments not paid by the date of termination under this Section shall be subject to interest at the rate of one and a half percent (1.5%) per month or the maximum rate allowed under applicable law, if lower.

8.6 Termination by EVMS.

8.6.1 In the event that LICENSEE fails to meet any of the Milestone Deadlines, then EVMS and LICENSEE shall follow the procedures described in Section 4.1 above and after conclusion of the mediation described therein, if it is determined in such mediation that LICENSEE has not complied with its obligations under Section 4.1 and has thereafter failed to fully cure a default within the period of time described therein, the n EVMS may terminate this Agreement upon giving LICENSEE ninety (90) days’ written notice.

8.6.2 In the event that LICENSEE or any of its Affiliates brings a Patent Challenge against EVMS or any Co-Owner, or assists others in bringing a Patent Challenge against EVMS or any Co-Owner (except as required by court order or subpoena), then EVMS may immediately terminate this Agreement. In the event that a Sublicensee brings a Patent Challenge against EVMS or any Co-Owner or assists another party in bringing a Patent Challenge EVMS or any Co- Owner (except as required by court order or subpoena), then EVMS may require LICENSEE to terminate the sublicense to such Sublicensee, and if LICENSEE does not terminate such sublicense within thirty (30) days after EVMS’s demand, EVMS may terminate this Agreement.

8.6.3 Notwithstanding Section 8.6.2, in the event that LICENSEE brings a Patent Challenge against EVMS regarding an individual product not infringing EVMS Patent Rights (and not based on a challenge to the validity, patentability or enforceability of any EVMS Patent Rights or an opposite to any EVMS Patent Rights), then EVMS shall not terminate this Agreement with respect to Licensed Products in respect of which LICENSEE has complied with its obligations hereunder, and royalties for Licensed Products shall not be doubled in accordance with Section 2.3.3. For clarity, EVMS may dispute LICENSEE’s allegation of non-infringement.

8.7 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of LICENSEE to make any and all reports and payments then due to EVMS under this Agreement.

8.8 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided for in this Agreement to the contrary, upon such termination, LICENSEE shall have no further right to practice under any EVMS Patent Rights or to develop, to make, to have made, to use, to import, to export, to sell and to offer for sale any Licensed Product or Licensed Service. Any such termination shall not relieve either party from any obligations accrued up to and including the effective date of such termination. For the avoidance of doubt, LICENSEE is not obligated to make any payments hereunder which have not yet accrued at the time of such termination of this Agreement.

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8.9 Work-in-Progress. Upon any termination of this Agreement by EVMS in accordance with this Agreement, except termination by EVMS in accordance with Sections 8.2, 8.3 or 8.6, LICENSEE shall be entitled to finish any work-in-progress and to sell any completed inventory of any Licensed Product or any Licensed Service covered by the Valid Claim of EVMS Patent Rights which remains on hand as of the date of the termination, within six (6) months after the date of termination, so long as LICENSEE pays to EVMS the royalties applicable to such sales in accordance with this Agreement and any other accrued fees or payments owed.

8.10 Survival. In addition to accrued obligations, the following Sections shall survive any termination or expiration of this Agreement: 1, 2.10, 2.11, 4.3, 4.5, 5(d), 6, 7.1, 7.3, 8.8, 8.9, this 8.10, 9 and 10.

9. Assignment; Successors.

9.1 Assignment. LICENSEE may assign this Agreement only (1) with the prior written consent of EVMS; or (2) to an Affiliate of LICENSEE or to the acquirer of all or substantially all of the capital stock or assets of LICENSEE related to this Agreement, through purchase, merger, consolidation or otherwise, without the prior written consent of EVMS, provided that LICENSEE provides prior written notice thereof to EVMS confirming that the assignee has agreed in writing to be bound by the terms hereof.

9.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of EVMS and LICENSEE. Any such successor or assignee of either party’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party.

10. General Provisions.

10.1 Independent Contractors. The relationship between EVMS and LICENSEE is that of independent contractors. EVMS and LICENSEE are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. EVMS and LICENSEE shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

10.2 Dispute Resolution. All disputes arising in connection with this Agreement which cannot be settled in an amicable way between EVMS and LICENSEE within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By no later than fifteen (15) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By no later than fifteen (15) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Norfolk, Virginia, U.S.A. if it is initiated by LICENSEE and in Gaithersburg, Maryland, U.S.A. if it is initiated by EVMS. Such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into a good faith mediation, which mediation shall be held in English. Neither party will be obligated to continue with mediation for more than thirty (30) days after the appointment of a mediator. Any agreement reached by the parties during mediation shall constitute a binding and final resolution only to the extent reduced to writing in an agreement signed by the parties.

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10.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

10.4 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, U.S.A., excluding its conflicts of laws principles, provided that questions of patent law shall be construed and enforced in accordance with the patent laws of the country which granted the pertinent patent or in which the pertinent patent application is pending.

10.5 Sovereign Immunity. Nothing in this Agreement shall be construed to waive the sovereign immunity of Eastern Virginia Medical School or of any Co-Owner.

10.6 Name. Whenever there has been an assignment by either party as permitted by this Agreement, the term “EVMS” as used in this Agreement shall also include and refer to, if appropriate, its assignee and the term “LICENSEE” as used in this Agreement shall also include and refer to, if appropriate, its assignee.

10.7 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by prepaid, first class, registered or certified airmail or by prepaid express/overnight delivery service provided by a commercial carrier, properly addressed to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For EVMS:	Eastern Virginia Medical School

[     ]

[     ]

Attention: Director. Office of Technology Transfer

For LICENSEE:	Veralox Therapeutics

[     ]

[     ]

Attention: Jeff Strovel, CEO

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) ten (10) business days after deposit into the mail marked for “Air Mail”, or (iii) two (2) business days immediately following delivery to overnight courier (except Sunday and holidays).

10.8 Compliance with Applicable Laws. Nothing contained in this Agreement shall require or permit EVMS or LICENSEE to do any act inconsistent with the requirements of any applicable law, regulation or executive order as the same may be in effect from time to time.

10.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

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10.10 No Third Party Beneficiary. Except for indemnitees, each party agrees that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the parties.

10.11 Headings. The headings of each Section and the attached exhibit have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in a particular Section or exhibit.

10.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures or by digital signatures and such signatures shall be deemed to bind each party as if they were the original signatures.

10.13 Interpretation. The parties agree that (a) the terms and conditions of this Agreement are the result of negotiations between the parties and (b) this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement. As used in this Agreement, “including” and its grammatical variations shall be deemed to be followed by “without limitation”.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives effective as of the Effective Date.

Eastern Virginia Medical School		Veralox Therapeutics

/s/ Mark Babasin		/s/ Matthew Boxer
By:	Mark Babashanian	By:	Matthew Boxer
Title:	Vice President for Administration and Finance	Title:	Chief Operating Officer

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